                                                                    Exhibit 12.1

                                Computation of
                      Ratio of Earnings to Fixed Charges
                                (in thousands)

                                                                                            Three Months Ended
                                                Fiscal Year Ended December 31,                   March 31,
                                       -------------------------------------------------    -------------------
                                        1993      1994      1995      1996        1997        1997       1998
                                       ------    ------    -------   ------      -------    --------   --------
Income (loss) from continuing
  operations before taxes,
  minority interests and
  extraordinary charges                $17,368   $40,238   $19,299   $42,443    ($28,978)   ($25,093)  ($8,033)

Fixed charges:

  Interest expenses(a)                   5,374     4,844    10,837     8,470       6,264       1,713     1,330

  Rental expense                         3,745     5,388    11,309    11,034       9,376       2,709     2,064
                                       -------   -------   -------   -------     -------     -------    ------
Income(loss) from continuing
  operations before taxes,
  minority interests and
  extraordinary and fixed charges      $26,487   $50,470   $41,445   $61,947    ($13,338)   ($20,671)  ($4,639)
                                       =======   =======   =======   =======     =======     =======    ======

Fixed charges:

  Interest expense(a)                  $ 5,374   $ 4,844   $10,837   $ 8,470     $ 6,264     $ 1,713    $1,330

  Rental expense                         3,745     5,388    11,309    11,034       9,376       2,709     2,084
                                       -------   -------   -------   -------     -------     -------    ------
Total fixed charges                    $ 9,119   $10,232   $22,146   $19,504     $15,640     $ 4,422    $3,394
                                       =======   =======   =======   =======     =======     =======    ======
Ratio of earnings to
  fixed charges(b)                        2.90x     4.93x     1.87x     3.18x          -           -         -


(a) Interest expense includes amortization of issue costs related to outstanding long-term debt.
(b) For purposes of the calculation of ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtness and rental expense. The fixed charges coverage deficiency amounted to approximately $29.0 million for the year ended December 31, 1997 and $25.1 million and $8.1 million for the three months ended March 31, 1997 and 1998, respectively.